SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

DFA Investment Dimensions Group Inc.
Dimensional Investment Group Inc.
The DFA Investment Trust Company
Dimensional Emerging Markets Value Fund Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary proxy materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid: ____________________________________________________________
2)	Form, Schedule or Registration Statement No.: ____________________________________________________________
3)	Filing Party: ____________________________________________________________
4)	Date Filed: ____________________________________________________________

Important proxy information sent to your clients

As you know, the Dimensional funds are conducting an important proxy campaign. Notices have been sent to your clients by mail or email.

In addition, many investors have received or will be receiving calls from our proxy solicitation agent, The Altman Group. Our objective is to be sure we capture your clients' votes as owners of the funds. Please consider reaching out to your clients (if you haven't already done so) and urging them to vote. If they have questions, please direct them to the website below.

www.dfaus.com/special_meeting

We are holding a conference call for advisors tomorrow, May 8th, to discuss the proxy proposals and process. There will be time for Q&A. We hope you will join us. You can log in to the call through our secure site link below. Thank you!

www.dfaus.com/u/yd

As you know, Dimensional is organizing a shareholder meeting to vote on a number of proposals, such as election of directors and updates to the investment restrictions in older funds to make them consistent with funds that have been launched in the past dozen years. Standardizing prospectus language across all our portfolios will improve efficiency in many ways that benefit investors in the funds.

It is extremely important for us to obtain the votes we need before the shareholder meeting on June 2. If we don’t have enough votes we’ll have to start this process all over again and of course we want to avoid that. That is why we have engaged a company called The Altman Group to help us with this endeavor. Altman is an expert in proxy solicitation and operational issues related to the voting process.

The Altman Group is soliciting votes by calling shareholders and sending reminders by mail. It is standard practice for mutual fund companies to have proxy solicitation firms contact their major shareholders, and Altman’s calls have been successful in bringing in votes. Most shareholders Altman reaches by phone are choosing to register their vote on the call, and almost all of those votes are being cast in favor of the board’s recommendations.

We know from your feedback that the process hasn’t been seamless, and are sorry that you’re having to take time away from your business to address client questions and issues related to the campaign. Unfortunately, strict proxy rules prevented us from giving you much of a “heads up” that this was in the works. We would have greatly preferred to collaborate with you in advance the way we do with other projects.

Attached is a letter that you can send to your clients if you think it would be helpful. Quick voting will minimize expenses to the funds, and we’re doing everything we can to achieve that goal.

We sincerely appreciate your assistance with this important project and hope you’ll continue to give us feedback as we move toward the finish line. Our board is confident that all the changes proposed in the proxy statement will be good for the funds and their shareholders.

With best wishes,

David Booth

May 12, 2009

Dear Fellow Shareholder,

You may have been contacted recently by our proxy service firm, The Altman Group, soliciting your vote for an upcoming shareholder meeting of the Dimensional funds. Items on the ballot include approval of a board of directors and standardization of prospectus language across all funds to improve efficiency. These changes are being proposed to benefit you as an investor in the Dimensional funds.

If you haven’t voted yet, we hope you will do so as soon as possible. You can learn more about the proposals by visiting our website at www.dfaus.com. Then call Altman toll free at 1-866-721-1618.

If you have already voted, we appreciate your time and thank you.

Sincerely,
[signed]

David G. Booth
Chairman and Chief Executive Officer

The Script (Level I)

Good (morning, afternoon, evening,) My name is (Full Name).

I am calling on behalf of the Dimensional Funds to confirm that you have received materials for an important shareholder vote. May I please speak with Mr./ Mrs. (full name)?

Good _____________ Mr./Mrs. ___________. Have you received your proxy materials?

If “Yes” or positive response:
Our records show that you haven’t voted yet. May I take your vote now?
Your Board of Directors is recommending a vote in favor of all proposals.

If “No” or negative response:
I would be happy to review the meeting agenda and record your vote by phone.
However, the Board of Directors is recommending a vote in favor.
Would you like to vote along with the Board’s recommendation?
Would you like to vote all of your accounts in the same way?

*Confirmation – I am recording your (in favor/against/abstain) vote.
For confirmation purposes, we’d like to confidentially confirm some information :

  Please state your full name. (pause for response)
  According to our records, you reside in (city, state, zip code). (pause)
  To ensure that we have the correct address for the written confirmation, please state your street address. (pause for response)

Thank you. You will receive written confirmation of your voting instructions in 3 to 5 business days. Once you receive your confirmation, if you have any questions, feel free to contact us at the toll free number listed on the confirmation. Mr./Mrs. ___________, your vote is very important and we appreciate your time. Thank you.

Rebuttals

If shareholder asks what we mean by “all accounts accordingly”
“This means would you like to vote all of your accounts with (name of investment) ________.” (In favor, against, or abstaining)

If shareholder asks how many accounts he/she has.
“Currently my system shows ____ accounts, but depending on how the account is registered, additional accounts may not be grouped with your main account.”

If shareholder will not vote until the material is received:
Due to time constraints, we are e-mailing proxy materials to ensure delivery before the meeting date.